Exhibit 99.(a)(1)(K)

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NVIDIA Announces Stock Option Repurchase Program

NVIDIA believes stock is an important part of employee compensation. Unfortunately, many employee stock options are significantly underwater and not providing the value intended. As such, NVIDIA’s Board of Directors has approved a Stock Option Repurchase Program for options with an exercise price of $17.50 or higher. This program represents an opportunity for employees to receive value for these options.

Employees with options ≥$17.50 will receive an email from tenderoffer@nvidia.com with information on how to participate. Participation is optional

More information is available on the Stock Administration site (NVINFO->Finance->Stock Administration)

THE PROGRAM ENDS ON MIDNIGHT (PST) MARCH 11, 2009. NO EXCEPTIONS

TENDER OFFER 2009

As preciously announced, NVIDIA is conducting a stock option repurchase program. NVIDIA is offering to repurchase outstanding vested and unvested options with exercise prices equal to or greater than $17.50 per share. The offering is as follows:

$3.00 for Eligible Options with exercise prices between $17.50 and $27.99 per share; and

$2.00 for Eligible Options with exercise prices of $28.00 per share or higher.

THIS OFFER IS OPEN UNTIL MIDNIGHT, PACIFIC TIME, ON MARCH 11, 2009 (i.e., the end of the day on March 11, 2009), or a later date if the Offer period is extended, and is subject to numerous terms and conditions, which are described in the documents posted on the Offer Website (https://nvidia.equitybenefits.com/).

TENDER OFFER PARTICIPATION:

If you have options granted at or above $17.50 you may participate by logging in to the program website at https://nvidia.equitybenefits.com/. You will be prompted for the following login information:

Employee ID: Employee ID (with no leading zeros)

Password: “NV” followed by your Birthday Month (MM) and Birthday Year (YYYY) (for example, if you were born in April 1975, your password would be NV041975)

You will be required to change your password as soon as you log on and before you can access secure date. NOTE: ONLY EMPLOYEES WITH OPTIONS AT OR ABOVE $17.50 WILL BE ABLE TO LOG IN.

Once logged in, you will be able to view the following data for Eligible Options:

Grant ID

Grant Date

Grant Exercise Price

Grant Expiration Date

Eligible Options

Offer Price Per Option

Total Offer Value

Choose “yes” for each grant you would like to sell and “no” for each grant you would like to keep. Proceed until you reach the final confirmation screen. You will receive an email confirmation of your election. If you choose “yes”, you will sell all unexercised options under that grant. If you choose “no” or choose not to make any elections, your option grant will remain outstanding and under their existing terms and conditions. The decision to participate in the program is yours. You are free to not participate in the program if you so choose.

If you are not able to submit your election electronically, you must complete and sign a paper election form for all of your Eligible Options and deliver or fax your election form to the Stock Administration department. The fax number is (408) 486-2577. To obtain a paper election form, please contact NVIDIA’s Stock Administration at tenderoffer@nvidia.com or by telephone at (408) 2029.

NVIDIA makes no recommendations as to whether or not you should participate in the option repurchase program. The decision to participate in this program is an individual one that should be based on a variety of factors, and you should consult your personal advisors about your financial or tax situation.

TENDER OFFER REFERENCE MATERIALS:

Overview

Tender Offer Document as filed with the Securities and Exchange Commission

Summary of Terms / FAQ

Guide to Non-US Issues

Employee Announcement Email

CONTACT INFORMATION:

All questions about the option repurchase program, or requests for assistance or for additional copies of any offering materials, should be made by email to tenderoffer@nvidia.com.